EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday,  August 17, 2016

Contact:  Tom Cherry, President

                 Jason Long, Chief Financial Officer

(804) 843-2360

C&F Financial Corporation

Declares Quarterly Dividend

West Point, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) has declared a regular cash dividend of 32 cents per common share, which is payable October  1, 2016 to shareholders of record on September 15, 2016.

The board of directors of the Corporation continually reviews the amount of cash dividend per share and the resulting dividend payout ratio in light of changes in economic conditions, capital levels, expected future earnings, and changes to the regulatory capital framework.

About C&F

C&F Financial Corporation is the parent of C&F Bank, which was founded in 1927 in West Point, Virginia, and is one of the oldest independent community banking organizations headquartered in Virginia. C&F Bank provides full-service banking to the eastern region of Virginia with 25 branch locations including the counties of Powhatan, Chesterfield, Cumberland, Middlesex, James City, New Kent, Hanover and Henrico, as well as the town of West Point and the cities of Williamsburg, Newport News, Hampton and Richmond.

C&F Bank offers full investment services through its subsidiary C&F Wealth Management Corporation. C&F Mortgage Corporation provides mortgage and appraisal services through offices located in Virginia, Maryland and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Texas and West Virginia through its offices in Virginia, Tennessee and Maryland.

Additional information is available on C&F's website at www.cffc.com.